TARPON INDUSTRIES ANNOUNCES THIRD QUARTER FINANCIAL
                            RESULTS FOR FISCAL 2005

    Company Reports 18 Percent Revenue Increase for the Quarter and a Sales
                          Backlog Exceeding $9 Million


Marysville, Michigan - November 22, 2005 - Tarpon Industries, Inc. (AMEX: TPO), a manufacturer and distributor of structural and mechanical steel tubing and engineered steel storage rack systems, today announced financial results for the third fiscal quarter ended September 30, 2005.

"We are pleased to announce that, given our continued top line growth of more than 18 percent this quarter and our highest sales backlog to date of more than $9 million, we are on target to reach our planned revenue objectives for our first full year as a public company," said Tarpon Chairman and CEO J. Peter Farquhar. "We have spent considerable time and resources over the past several months focusing on operations, standardizing systems, and integrating new personnel into the Tarpon team."

"We anticipate," continued Farquhar, "that the stabilization and firming of steel prices and our creating a strong infrastructure for integrated planned acquisitions will result in continued top line growth and improved gross margins."

     - For the third quarter ended September 30, 2005, on an unaudited consolidated basis, Tarpon reported net revenues of approximately $15.3 million, an 18.4 percent increase, when compared to revenue of $13.0 million from the comparable period for 2004.

     -    Revenue for the nine-month period ended September 30, 2005,  increased
          78.1 percent to $44.4 million, compared to revenue of approximately $25.0 million for the comparable period last year.

     - The company reported a net loss for the quarter of $1.41 million, or net loss per common share on both a basic and diluted basis of ($0.30), versus a net loss of approximately $590,000, or a net loss per common share of ($0.48), for the comparable third quarter of 2004.

     - The net loss for the nine-month period was approximately $4.49 million, or a net loss per share of ($1.11), versus a net loss of approximately $968,000, or a net loss per share of ($0.79), for the comparable period in 2004.


Operating expenses for the third quarter of 2005 increased, due primarily to SG&A expenses, inclusive of depreciation and amortization, related to Haines Road and Steelbank acquisitions. These expenses included: (1) an increased headcount and associated salaries and wages to integrate the businesses, and (2) an increase in sales, legal and professional fees associated with being a public company, as well as expenditures for researching and identifying new acquisition candidates.

"In addition to the tail-end of the decline in the price of steel, our third quarter earnings were also impacted by an increase in our Allowance for Doubtful Accounts of approximately $925,000, which is related to FENCEMaster, a Tarpon customer that recently filed for bankruptcy," added Farquhar. "We are in contract to acquire FENCEMaster, subject to court approval, and if this is accomplished, we believe this will positively impact Tarpon's financial performance."

Farquhar added, "The acquisition of FENCEMaster would provide an entree into a growing market, which is a significant consumer of galvanized mechanical steel tubing. We see this business as an opportunity to continue to grow our mechanical tubing business and, based on its present operations, it could add more than $16 million in consolidated sales."

On August 30, 2005, Tarpon announced a definitive agreement to acquire the assets of Midwest Tube Mills, a manufacturer and distributor of mechanical steel tubing products, for approximately $27.5 Million. The company is in the final stages of its due diligence and is working with Midwest to develop the required audited financial statements.

In September, Tarpon announced that, in order to finance its acquisition strategy, it signed a letter of engagement for financing with Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. (NYSE:JEF) and a leading investment bank and institutional securities firm. The letter of engagement reflected a possible debt refinancing of the company's existing debt and debt financing for the acquisition of Midwest Tube Mills, Inc., a manufacturer and distributor of mechanical steel tubing products, for approximately $27.5 million.


About Tarpon Industries, Inc.

Tarpon Industries, Inc., through its wholly owned subsidiaries within the United States and Canada, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems. Through an aggressive acquisition-driven business model, the Company's mission is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, engineered steel storage rack systems and related products. For more information, please visit Tarpon's website at http://www.tarponind.com.

                            TARPON INDUSTRIES, INC.
                              Selected Financials


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
        Three Months Ended September 30, Nine Months Ended September 30,
                                               ------------------  -----------------  ------------------   ------------------
                                                     2005                2004               2005                 2004
                                               ------------------  -----------------  ------------------   ------------------
REVENUES:
Sales, net of customer discounts                   $   15,341,121      $ 12,959,301       $  44,446,385    $  24,951,903


Cost of goods sold                                     13,794,780        11,506,797          41,509,714       21,997,241
                                               ------------------- -----------------  ------------------   --------------


         Gross profit                                   1,546,341         1,452,504           2,936,671        2,954,662


Selling, general and administrative expenses            3,096,654         1,284,117           7,368,947        2,553,277
                                               ------------------- -----------------  ------------------   -------------


OPERATING (LOSS) INCOME                               (1,550,313)           168,387         (4,432,276)          401,385

OTHER (INCOME) EXPENSE:

Miscellaneous  expense (income)                            10,380          (14,922)            (28,098)         (36,348)

Interest expense                                          268,135           444,026             736,655          778,542

Financing costs                                             8,886           155,915              28,204          292,966

Interest and dividend income                              (4,801)               794             (9,650)              202

Foreign exchange loss (gain)                            (555,419)            62,342           (608,765)          110,782
                                               ------------------- -----------------  ------------------    ------------

         Total other (income) expense                   (272,819)           648,155             118,346        1,146,144
                                               ------------------- -----------------  ------------------    ------------


LOSS BEFORE INCOME TAXES                              (1,277,494)         (479,768)         (4,550,622)        (744,759)

INCOME TAX PROVISION (BENEFIT)                            135,548           110,644            (60,073)          223,665
                                               ------------------- -----------------  ------------------   -------------

NET LOSS                                          $   (1,413,042)      $  (590,412)      $  (4,490,549)    $   (968,424)
                                               =================== =================  ==================   =============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED       $      (0.30)       $    (0.48)        $     (1.11)     $     (0.79)
                                               =================== =================  ==================   =============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                             4,640,130         1,229,732           4,043,596        1,224,842
                                               =================== =================  ==================   =============


Forward-Looking Statements

Certain statements made by Tarpon in this news release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward- looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, foreign currency fluctuations, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and that of our customers, the presence of downturns in customer markets where the Company's goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon's public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward- looking statements.


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